23089979.3
1/10/18
Long Term Incentive Program for Fiscal Year 2018

Name ________________________________ Title _________________________________

CURO Group Holdings Corp. (the “Company”) is pleased to summarize the key terms of your participation in the Company’s Long Term Incentive Program (“LTIP”) for fiscal year 2018, which is established by the Compensation Committee (the “Committee”) of the Board of Directors of the Company as a Performance Award under the Company’s 2017 Incentive Plan (the “Equity Incentive Plan”) pursuant to the Equity Incentive Plan.
Your 2018 LTIP award opportunity will be equal 50% of the total amount of the bonus earned by you (if any) under the Company’s 2018 Corporate Incentive Compensation Program (based on Individual/Department Objectives and Company Performance).
The LTIP award will be divided into two components:
1.Restricted Stock Unit Award: If earned, one-third of the total LTIP award amount will be granted to you in the form of Restricted Stock Units (as defined in the Equity Incentive Plan). The number of Restricted Stock Units that you may earn will be calculated based on the Fair Market Value (as defined in the Equity Incentive Plan) of a share of the Company’s common stock as of the close of the business day on the applicable day of the grant. In general, these Restricted Stock Units will vest pro-rata in three annual installments on December 31st of 2019, 2020 and 2021 and will be subject to the terms and conditions of the form of Restricted Stock Unit Agreement evidencing such grant and the Equity Incentive Plan, both of which will be provided to you when the number of Restricted Stock Units subject to your award (if any) is determined.
2.Long-Term Cash Award: If earned, two-thirds of the total LTIP award will be credited as a cash award to your LTIP Contribution Account under the Company’s Nonqualified Deferred Compensation Plan (the “Nonqualified Plan”). In general, the cash award (and the deemed investment gains or losses credited thereon) will vest pro-rata in three annual installments on each of December 31st of 2019, 2020 and 2021 and, to the extent vested, your LTIP Contribution Account will become payable upon the earliest of your (i) Separation from Service, (ii) death, or (iii) Disability (as such terms are defined in the Nonqualified Plan), in accordance with the Nonqualified Plan and the distribution election you made pursuant to the enrollment form you completed for the Nonqualified Plan. The cash award is subject to other terms and conditions of the Nonqualified Plan and the form of Participation Agreement evidencing such award, both of which will be provided to you when the actual amount of your cash award is determined.

Participants must be actively employed and in good standing at the time each award vests. There is no partial award for termination of employment prior to the scheduled vesting dates. The foregoing is only intended to be a summary of your potential LTIP bonus opportunity for 2018. Nothing herein confers upon you any right to remain employed by the Company or otherwise limits the Company’s right to terminate your employment. If there is any conflict between the legal plan documents (including any award agreements) and this summary, the legal plan documents will govern.
The Company may at any time revise or discontinue the LTIP, as well as re-evaluate who is eligible for the LTIP.

As an acknowledgment of your receipt and acceptance of this communication, please sign below and return a copy to Tammy White, Chief Human Resources Officer.

Date: _______________________________________

Completed By: ________________________________

Signed by: _______________________________

Date: ___________________________________